EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Allied Nevada Gold Corp. (the “Company”) of our report dated March 6, 2008, relating to the consolidated financial statements of the Company included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

December 17, 2008